Exhibit 5.4

Conner & Winters, LLP 4000 One Williams Center | Tulsa, OK 74172-0148 p (918) 586-5711 | f (918) 586-8982 | cwlaw.com

September 20, 2017

American Midstream Partners, L.P.

2103 CityWest Blvd., Bldg. 4, Suite 800

Houston, TX 77042

Ladies and Gentlemen:

We have acted as Oklahoma counsel to American Midstream Partners, L.P., a Delaware limited partnership (the “Company”), and its subsidiary, AMID Crude Oil Storage LLC, an Oklahoma limited liability company (the “Oklahoma Guarantor”), in connection with the filing by the Company, American Midstream Finance Corporation, a Delaware corporation (“AMID Finance”), and the additional registrants named therein with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) $300,000,000.00 aggregate principal amount of 8.50% Senior Notes due 2021 (the “Exchange Notes”) of the Company to be issued under an Indenture dated as of December 28, 2016 (the “Base Indenture”), among the Company, AMID Finance, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of March 8, 2017 (the “First Supplemental Indenture”) and by that Second Supplemental Indenture dated as of September 18, 2017 (the “Second Supplemental Indenture,” and together with the First Supplemental Indenture and the Base Indenture, the “Indenture”), among the Company, AMID Finance, the subsidiary guarantors party thereto (the “Guarantors”), and the Trustee, pursuant to the exchange offer (the “Exchange Offer”) described in the Registration Statement, and (ii) the guarantee by the Guarantors of the Exchange Notes pursuant to the Indenture (the “Guarantees”).

In connection with the opinion set forth below, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Articles of Organization of the Oklahoma Guarantor filed with the Oklahoma Secretary of State on August 3, 2012, as amended on January 31, 2013 and as further amended on May 3, 2017, (iv) the Second Amended and Restated Limited Liability Company Agreement of the Oklahoma Guarantor dated February 1, 2013 and (v) certain resolutions adopted by the board of directors of American Midstream GP, LLC, the general partner of the Company, on August 7, 2017, and certain resolutions of the sole member of the Oklahoma Guarantor. We have also made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Oklahoma Guarantor and other sources believed by us to be reliable. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as electronic copies, telecopies, photocopies or conformed copies, and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

September 20, 2017

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.    The Oklahoma Guarantor is a limited liability company validly existing and in good standing under the laws of Oklahoma and has the necessary limited liability company power to execute, deliver and perform its obligations under the Indenture and the Guarantee.

2.    The execution, delivery and performance by the Oklahoma Guarantor of its obligations under the Indenture and the Guarantee have been duly authorized by the Oklahoma Guarantor.

3.    The Indenture and the Guarantee have been duly executed and delivered by the Oklahoma Guarantor.

This opinion is based on and limited to the laws of the State of Oklahoma and the relevant federal law of the United States of America. We express no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Conner & Winters, LLP